Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Citigroup Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.01 par value per share (“Common Stock”)	Other	28,000,000	$44.83	$1,255,240,000	$0.00011020	$138,327.45
		(2)	(1)	(2)	(2)
Total Offering Amounts					$1,255,240,000		$138,327.45
					(2)
Total Fee Offsets							$—

Net Fee Due							$138,327.45

(1)	Represents Common Stock issuable under the Citigroup 2019 Stock Incentive Plan. In addition, this Registration Statement also relates to such indeterminable number of additional shares of Common Stock as may be issuable pursuant to stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the Common Stock as reported in the consolidated reporting system on June 1, 2023.